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Exhibit 10.16

COMMERCIAL LEASE

Date:	as of April 1, 2001
Between:	McLAIN-RUBIN REALTY COMPANY II, L.L.C.,
	a Delaware limited liability company	("Landlord")
38207 Northeast Gerber Road
Yacolt, WA 98675
And:	WESTERN POWER & EQUIPMENT CORP.,
	an Oregon corporation	("Western Power" or "Tenant")
6407-B N.E. 117th Avenue
Vancouver, Washington 98662

    Subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the real property described on Exhibit A hereto (which by this reference is made a part hereof), together with all improvements now and hereafter situated on said land (said land, together with such improvements, being hereinafter referred to as the "Premises"). The Premises are located at 6407-B N.E. 117th Avenue, Vancouver, Washington.

    The parties hereto, for themselves, their heirs, administrators, executors, successors and assigns, hereby covenant and agree as follows:

    Section 1.  Occupancy

      1.1  Term.  The term of this Lease (hereinafter referred to as the "Term") shall commence on the date (the "Commencement Date") on which Landlord acquires fee title to the Premises, and continue through, and expire on, March 31, 2006 (the "Expiration Date"), unless sooner terminated as hereinafter provided.

      1.2  Possession.  Tenant's right to possession of the Premises, and its obligations under this Lease, shall commence on the Commencement Date. If the Commencement Date does not fall on the first day of the month, Rent (as hereinafter defined) for the first month under this Lease shall be prorated accordingly, and shall be due on the Commencement Date.

    Section 2.  Rent

      2.1  Base Rent.  Tenant covenants and agrees to pay to Landlord an annual base rent (the "Base Rent"), in equal monthly installments, in advance, without demand, deduction or set off, at such place as may be designated by Landlord, on the first day of each month throughout the Term of this Lease, $98,400 per year ($8,200 per month).

      2.2  Additional Rent.  All taxes, insurance costs, utility charges, maintenance costs, repair charges and other sums that Tenant is required to pay pursuant to this Lease to Landlord or third parties, shall be "additional rent." For the purposes of this Lease, Base Rent and additional rent are sometimes collectively referred to as "Rent."

    Section 3.  Use of the Premises

      3.1  Permitted Use.  The Premises shall be used for general office use, and for any other lawful purpose, subject to the applicable provisions of this Lease.

      3.2  Restrictions on Use.  In connection with the use of the Premises, Tenant shall:

        (a) Comply with all applicable laws and regulations of any public authority having jurisdiction over the Premises and the use thereof, and correct, at Tenant's own expense, any failure of compliance created through Tenant's fault or by reason of Tenant's use;

        (b) Refrain from any activity that would make it impossible to insure the Premises against casualty, would permanently increase the insurance rate, or would prevent Landlord from taking advantage of any ruling allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional cost of the insurance;

        (c) Refrain from any use that would be reasonably offensive to other tenants or owners or users of neighboring premises or that would tend to create a nuisance or damage the reputation of the Premises;

        (d) Refrain from loading the electrical system or floors beyond the point considered safe by a competent engineer or architect reasonably selected by Landlord; and

        (e) Subject to Section 3.3, refrain from making any marks on or attaching any additional sign, insignia, antenna, aerial, satellite dish or other device to the exterior or interior walls, windows, or roof of the Premises without the written consent of Landlord, which shall not be unreasonably withheld or delayed.

      3.3  Signage.  Tenant will be responsible for providing its own signage. Tenant will obtain Landlord's prior approval of the design, size, color, materials, and other details of the sign face, which approval shall not be unreasonably withheld or delayed. Landlord acknowledges that Tenant already has signage on the Premises and hereby consents to such signage.

      3.4  Hazardous Substances.

        (a) Definitions. For purposes of this Section, the term "Hazardous Substance" means any substance, material or waste, including oil or petroleum products or their derivatives, solvents, PCB's, explosive substances, asbestos, radioactive materials or waste, and any other toxic, ignitable, reactive, corrosive, contaminating or pollution materials which are now or in the future subject to any governmental regulation; the term Hazardous Substance Laws" means all federal, state and local laws, ordinances, regulations and standards relating to the use, analysis, production, storage, sale, release, discharge, disposal or transportation of any Hazardous Substance.

        (b) Tenant Compliance With Hazardous Substance Laws. Neither Tenant or its officers, employees, agents, invitees, sublessees or assigns shall cause or permit any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released or discharged on or under the Premises, or cause any Hazardous Substance to be spilled, leaked, disposed of, or otherwise released or discharged on or under any property adjacent to the Premises. Tenant may use or otherwise handle on the Premises only those Hazardous Substances (hereinafter referred to as "Ordinary Hazardous Substances") typically used or sold in the prudent and safe operation of the business specified in Section 3.1. Tenant may store such Hazardous Substances on the Premises only in quantities necessary to satisfy Tenant's reasonably anticipated needs. Tenant shall comply with all Hazardous Substance Laws and exercise care in the use, handling, storage and transportation of Hazardous Substances and shall take all possible measures consistent with the practicable operation of its business to minimize the quantity and toxicity of Hazardous Substances used, handled, transported or stored on the Premises. Upon the expiration or termination of this Lease, Tenant shall remove from the Premises all Hazardous Substances stored there by Tenant or its sublessees or assigns.

        (c) Indemnification by Tenant. Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Term as a result of contamination by Hazardous Substances as a result of Tenant's use or activities or the use or activities of Tenant's officers, employees, agents, invitees, sublessees or assigns. This indemnification of Landlord by Tenant shall include, without limitation, all costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Substances present in the soil and ground water on or under the Premises.

        (d) Indemnification by Landlord. Landlord shall indemnify, defend, and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Term as a result of contamination by Hazardous Substances that exist on or before the date of this Lease or as a result of Landlord's use or activities on the Premises or the use or activities of Landlord's officers, employees, agents, invitees, or assignees on the Premises. This indemnification of Tenant by Landlord shall include, without limitation, all costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state, or local governmental agency or political subdivision because of Hazardous Substances present in the soil and ground water on or under the Premises.

        (e) Notification. Each party shall give written notice to the other within three (3) business days after the date on which the party learns or first has reason to believe that:

        (1) there has or will come to be located on or about the Premises any Hazardous Substance (other than Ordinary Hazardous Substances);

        (2) a release, discharge or emission of a Hazardous Substance has occurred on or about the Premises;

        (3) an enforcement, cleanup, removal or other governmental or regulatory action has been threatened or commenced against the party or with respect to the Premises pursuant to any Hazardous Substance Laws;

        (4) a claim has been made or threatened by any person or entity against the party or the Premises on account of an alleged loss or bodily injury claimed to result from the alleged presence or release on the Premises of a Hazardous Substance; or

        (5) a report, notice, or complaint has been made to or filed with a governmental agency concerning the presence, use or disposal of any Hazardous Substance on the Premises. Any such notice shall be accompanied by copies of any such claim, report, complaint, notice, warning or other communication that is in the possession of or is reasonably available to the party.

        (f)  Cleanup Activity.

        (1) If during the Term any remedial action is necessary to clean up any environmental contamination of the Premises (the "Cleanup Activity") to which Tenant's indemnification of Landlord in Section 3.4(c) applies, Tenant shall proceed with reasonable diligence to complete the Cleanup Activity as promptly as possible in compliance with all Hazardous Substance Laws. If after written notice from Landlord, Tenant fails to proceed with reasonable diligence to complete the Cleanup Activity, Landlord shall have the right, but not the obligation, to carry out the Cleanup Activity, and to recover all of the costs and expenses thereof from Tenant. The rights and obligations of the parties set forth in this Section 3.4(f) shall be in addition to those rights and obligations set forth elsewhere in this Lease.

        (2) Except as set forth in Section 3.4(f)(1), if any other Cleanup Activity is necessary, Landlord shall proceed with reasonable diligence to complete the Cleanup Activity as promptly as possible in compliance with all Hazardous Substance Laws. If Landlord fails to proceed with reasonable diligence to complete the Cleanup Activity, Tenant shall have the right, but not the obligation, to carry out the Cleanup Activity, and to recover all of the costs and expenses thereof from Landlord as a set off against payment of rent under this Lease. The rights and obligations of the parties set forth in this Section 3.4(f) shall be in addition to those rights and obligations set forth elsewhere in this Lease.

        (g) Phase I Report. Within thirty (30) days prior to after the expiration or sooner termination of the Term, Tenant, at its expense, shall cause a so-called "Phase I" environmental inspection to be performed and a report in respect thereof to be prepared and delivered to both Landlord and Tenant to determine whether any Cleanup Activity is required, Landlord and Tenant agreeing that the responsibility for the Cleanup Activity shall be determined by the preceding provisions of this Section.

        (h) Survival. The parties obligations under this Section 3.4 shall survive the expiration or earlier termination of this Lease.

    Section 4.  Repairs and Maintenance

      4.1  Tenant's Obligations.  Tenant shall repair and maintain the entire Premises to the extent necessary to preserve the Premises in good working order and condition, including but not limited to providing regularly scheduled maintenance and replacement (if necessary) of the heating and air conditioning system, and making structural repairs. Tenant's repair obligation shall include, but not be limited to, the repair of any damage to exterior building siding and internal walls of the Premises caused by moving furniture, fixtures and equipment in and out of the Premises. Tenant shall have the roof maintained yearly by a qualified roof contractor.

      4.2  Repairs to Comply with Laws.  All repairs, alterations and other improvements on or to the Premises that are required by any governmental authority having jurisdiction over the Premises or the use thereof shall be performed by Tenant at its sole cost and expense.

      4.3  Reimbursement for Repairs Assumed.  If Tenant fails or refuses to make the repairs that are required by this Section in a timely manner, Landlord may (but shall not be obligated to) make the repairs and charge the actual costs of repairs to Tenant. Such expenditures by Landlord shall be charged to Tenant as additional rent and shall be reimbursed by Tenant within ten (10) days after Landlord's demand therefor. Except in an emergency creating an immediate risk of personal injury or property damage, Landlord may not perform repairs which are the obligation of Tenant and charge Tenant for the resulting expense, unless at least ten (10) days before work is commenced Tenant is given notice in writing outlining with reasonable particularity the repairs required, and Tenant fails within that time to initiate such repairs in good faith.

      4.4  Inspection of Premises.  Landlord shall have the right to inspect the Premises at any reasonable time or times, and upon reasonable prior (written or oral) notice, to determine the necessity of repair.

      4.5  Landlord's Obligations.  Landlord shall be responsible for the structural integrity of the Premises including floors, ceilings, roof, exterior walls, and foundation. However, Tenant shall be responsible for all maintenance and repairs to roof, walls, and foundations including maintenance and repairs for normal wear and tear and conditions caused by or attributable to Tenant's activities on the Premises.

    Section 5.  Alterations

      5.1  Alterations Prohibited.  Tenant shall make no improvements or alterations to the Premises without first obtaining Landlord's written consent, which consent shall not be unreasonably withheld or delayed. All alterations shall be made according to architectural designs and plans, construction drawings and specifications approved by Landlord, which approval shall not be unreasonably withheld or delayed, and in a good and workmanlike manner, and in compliance with applicable laws and building codes. As used herein, "alterations" includes the exterior installation of transmitters and receivers (e.g., satellite dishes) and related wiring, cables, and conduit. All approved improvements and alterations shall be made at Tenant's sole expense and Tenant shall keep the Premises free from any lien arising out of work performed pursuant to this Section. In the event any such lien is filed against the Premises by any person claiming by, through or under Tenant, Tenant shall, within fifteen (15) days after Landlord's demand therefor, at Tenant's expense, either cause such lien to be removed from the record or furnish a bond in form and amount and issued by a surety reasonably satisfactory to Landlord, indemnifying the Landlord against all liability relating to such lien. Provided that such bond has been furnished to Landlord, Tenant, at its sole cost and expense may contest, by appropriate proceedings conducted in good faith and with due diligence, any lien, encumbrance or charge against the Premises arising from work done or materials provided to and for Tenant, providing that such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment.

      5.2  Ownership and Removal of Alterations.  All approved improvements and alterations made to the Premises by Tenant during the Term, other than Tenant's trade fixtures, shall be the property of Landlord when installed unless the applicable Landlord's consent provides otherwise. Upon expiration of the Term or earlier termination under this Lease, Tenant's trade fixtures shall be removed by Tenant and the Premises restored to its condition prior to installation if the applicable consent so requires.

    Section 6.  Insurance; Indemnification; Subrogation

      6.1  Liability Insurance.  Tenant shall procure, and thereafter maintain during the Term, the following insurance at Tenant's cost: commercial general liability policy (occurrence version) in a responsible company with coverage for bodily injury and property damage liability with a general aggregate limit of not less than $1,000,000 for injury to one person, $3,000,000 for injury to two or more persons in one occurrence. Such insurance shall cover all risks arising directly or indirectly out of Tenant's activities on, or any condition of, the Premises. Such insurance shall protect Tenant against the claims of Landlord on account of the obligations assumed by Tenant under Section 6.3, and shall name Landlord as an additional insured. Certificates evidencing such insurance and bearing endorsements requiring 10 days' written notice to Landlord prior to any change or cancellation shall be furnished to Landlord prior to Tenant's occupancy of the Premises.

      6.2  Property Insurance.  Tenant shall, at Tenant's expense, keep the Premises insured against loss or damage resulting from perils covered by what is commonly referred to as "all risk" coverage insurance (but excluding earthquake and flood) for the full insurable replacement cost (guaranteed replacement). All premiums on said policy(s) shall be paid by Tenant. The policy(s) or a certificate thereof signed by the insurer shall be delivered to Landlord within five (5) days after the issuance and/or renewal of the policy(s) to the Tenant. Each policy shall name Landlord as an additional insured, and shall provide that such policy(s) may not be amended or canceled without thirty (30) days' prior written notice to Landlord. If Tenant fails to obtain the above required insurance, Landlord may, but shall not be required to procure such insurance and charge the cost to Tenant as additional rent, payable on demand. Tenant shall carry similar insurance insuring the property of Tenant on the property against such risks. Tenant shall also carry earthquake insurance on the Premises at Tenant's sole expense.

      6.3  Indemnification.  Except as set forth in Section 3.4(d), Tenant shall indemnify and hold Landlord harmless from and against any and all third-party claims, loss or liability for accident, injury or damage to persons or property arising from or in connection with, Tenant's possession, operation, use, or occupation of the Premises. In case any action or proceeding is brought against Landlord and such claim is a claim from which Tenant is obligated to indemnify Landlord pursuant to this Section, Tenant, upon notice from Landlord, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to Landlord). Landlord and Landlord's agents shall have no liability to Tenant for any injury, loss, or damage caused by third parties or by any condition of the Premises, except to the extent caused by Landlord's negligence or breach of any of Landlord's covenants contained in this Lease.

      6.4  Waiver of Subrogation.  Neither party, nor its officers, directors, employees, agents or invitees, nor, in the case of Tenant, subtenants, shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement cost insurance for fire, theft and all risk coverage, or losses under workers' compensation laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (Landlord and Tenant agreeing that the preceding clause shall not apply, however, to any damages causes by intentionally wrongful actions or omissions of such party); provided, however, that if, by reason of the foregoing waiver, either party shall be unable to obtain any such insurance, such waiver shall be deemed not to have been made by such party and, provided further, that if either party shall be unable to obtain any such insurance without the payment of an additional premium therefor, then, unless the party claiming the benefit of such waiver shall agree to pay such party for the cost of such additional premium within thirty (30) days after notice setting forth such requirement and the amount of the additional premium, such waiver shall be of no force and effect between such party and such claiming party. Each party shall use reasonable efforts to obtain such insurance from a company that does not charge an additional premium or, if that is not possible, one that charges the lowest additional premium. Each party shall give the other party notice at any time when it is unable to obtain insurance with such a waiver of subrogation without the payment of an additional premium and the foregoing waiver shall be effective until thirty (30) days after notice is given. Notwithstanding anything contained herein, Landlord is not obligated under this Lease to insure the Premises.

    Section 7.  Taxes; Utilities

      7.1  Property Taxes.  Tenant shall pay as due all taxes on its personal property located on the Premises. Tenant shall pay as due all real property taxes levied against the Premises. As used herein, real property taxes includes any fee or charge relating to the ownership, use, or rental of the Premises, other than taxes on the net income of Landlord or Tenant.

      7.2  Special Assessments.  If an assessment for a public improvement is made against the Premises, Tenant shall pay such assessment. Landlord shall take all appropriate action to cause such assessment to be paid in the maximum number of installments permitted by law, statute or ordinance (if such option for installment payments is available to Landlord), in which case all installments coming due during the Lease term shall be treated the same as general property taxes pursuant to section 7.1.

      7.3  Contest of Taxes.  Tenant shall be permitted to contest the amount of any tax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment.

      7.4  Proration of Taxes.  Tenant's share of real property taxes for the years in which this Lease commences or terminates shall be prorated based on the portion of the tax year that this Lease is in effect.

      7.5  New Charges or Fees.  If a new charge or fee relating to the ownership or use of the Premises or the receipt of rental therefrom or in lieu of property taxes is assessed or imposed, then, to the extent permitted by law, Tenant shall pay such charge or fee. Tenant, however, shall have no obligation to pay any income, profits, or franchise tax levied on the net income derived by Landlord from this Lease.

      7.6  Payment of Utilities Charges.  Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including, but not limited to, charges for fuel, water, gas, electricity, sewage disposal, power, refrigeration, air conditioning, telephone, and janitorial services.

    Section 8.  Damage and Destruction

      8.1  Damaged Premises.  Tenant shall give immediate notice to Landlord in the event of any damage or destruction affecting the Premises. Subject to the provisions of this Section, Tenant shall immediately proceed to restore the Premises using the proceeds of insurance carried pursuant to Section 6 of this Lease and any insurance proceeds available from Landlord's insurance. Restoration shall be performed according to architectural designs, plans and construction drawings and specifications approved in advance by Landlord, which approval shall not be unreasonably withheld or delayed.

      8.2  Damage or Destruction Late in Term.  If within one year before the end of the lease term the Premises are destroyed or damaged such that the cost of repair exceeds 50% of the value of the structure before the destruction or damage, Tenant may elect to terminate this Lease as of the date of the damage or destruction by giving notice to Landlord in writing not more than 45 days following the date of destruction or damage. In such event all rights and obligations of the parties shall cease as of the date of termination, and Tenant shall be entitled to the reimbursement of any prepaid amounts paid by Tenant and attributable to what would have otherwise been the unexpired Term. Tenant shall surrender possession of the Premises within a reasonable time after such written notice is given, and assign any insurance proceeds paid on account of such damage to Landlord. If Tenant does not elect to terminate, Tenant shall proceed to restore the Premises to substantially the same form as prior to the damage or destruction using the proceeds of insurance carried pursuant to Section 6 of this Lease and any insurance proceeds available from Landlord's insurance. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption except for work stoppages on account of labor disputes and other matters beyond Tenant's reasonable control.

      8.3  Rent Abatement.  To the extent that the Premises are rendered untenantable as a result of a fire or other casualty, the Rent shall not be abated or reduced in any way.

      8.4  Personal Property.  All personal property in said Premises shall be at the risk of Tenant. Except to the extent caused by the negligent or intentional acts of Landlord, Landlord or Landlord's agents shall not be liable for any damage either to person or property, sustained by Tenant or others, caused by any defects now in said Premises or hereafter occurring therein, or any part or appurtenance thereof, caused by being out of repair, or caused by the bursting or leaking of water, gas, sewer or steam pipes.

    Section 9.  Eminent Domain

      9.1  Partial Taking.  If a portion of the Premises is condemned and Section 9.2 does not apply, this Lease shall continue on the following terms:

        (a) The parties shall be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises. Tenant's right to participate in the condemnation proceeds shall be limited to the value of its leasehold interest and the depreciated value of any improvements and alterations constructed on the Premises at the Tenant's sole expense subsequent to the Commencement Date.

        (b) Landlord shall proceed as soon as reasonably possible to make such repairs and alterations to the Premises as are necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

        (c) After the date on which title vests in the condemning authority or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking, the Base Rent shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking. If the parties are unable to agree on the amount of the reduction of Base Rent, the amount shall be determined by arbitration in the manner provided in Section 17.

      9.2  Total Taking.  If a condemning authority takes all of the Premises or a portion which Landlord and Tenant agree is sufficient to render the remaining Premises reasonably unsuitable for the use that Tenant was then making of the Premises, this Lease shall terminate as of the date the title vests in the condemning authorities. The parties shall be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises.

      9.3  Sale in Lieu of Condemnation.  Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power shall be treated for the purposes of this Section 9 as a taking by condemnation.

    Section 10.  Liens

      10.1  Except with respect to activities for which Landlord is responsible, Tenant shall pay as due all claims for work done on and for services rendered or material furnished to the Premises, and shall keep the Premises free from any liens. If Tenant fails to pay any such claims or to discharge any lien, Landlord may do so and collect the cost as additional rent. Any amount so added shall bear interest at the Interest Rate (as hereinafter defined) from the date expended by Landlord and shall be payable on demand. Such action by Landlord shall not constitute a waiver of any right or remedy which Landlord may have on account of Tenant's default. For the purposes of this Lease "Interest Rate" shall mean three (3%) percent per annum over the then prime rate of interest established by Citibank, N.A. (or any successor thereto), adjusted daily, but in no event in excess of the maximum lawful rate of interest permitted by applicable law.

      10.2  Tenant may withhold payment of any claim in connection with a good-faith dispute over the obligation to pay, as long as Landlord's interest in the Premises will not be foreclosed for nonpayment. If a lien is filed as a result of nonpayment, Tenant shall, within ten (10) days after knowledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could reasonably accrue as a result of a foreclosure or sale under the lien.

    Section 11.  Quiet Enjoyment; Mortgage Priority

      11.1  Landlord's Warranty.  Landlord warrants that it is the owner of the Premises and has the right to lease them free of all encumbrances, except for the encumbrances (the "Permitted Encumbrances") set forth on Exhibit B hereto (which by this reference is made a part hereof) and except as expressly set forth in Section 11.2 below. Landlord will defend Tenant's right to quiet enjoyment of the Premises from the lawful claims of all persons during the Term. Tenant hereby acknowledges and agrees that this Lease, and the leasehold estate created hereby, are subject and subordinate to all of the Permitted Encumbrances.

      11.2  Mortgage Priority.  This lease is and shall be prior to all mortgages or deeds of trust (collectively, "Fee Mortgages") recorded after the date of this lease and affecting Landlord's interest in the Premises. However, if any lender holding a Fee Mortgage requires that this Lease be subordinate to the Fee Mortgage in question, then Tenant agrees that this Lease shall be subordinate to such Fee Mortgage if the holder thereof agrees in writing with Tenant that as long as Tenant performs its obligations under this Lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of such Fee Mortgage, or other steps or procedures taken under such Fee Mortgage shall affect Tenant's rights under this Lease. If the foregoing condition is met, Tenant shall execute the written agreement and any other documents required by the holder of such Fee Mortgage to accomplish the purposes of this paragraph. If the Premises are sold as a result of foreclosure of any Fee Mortgage thereon, or otherwise transferred by Landlord or any successor, Tenant shall attorn to the purchaser or transferee.

      11.3  Estoppel Certificate.  Either party will, within 20 days after notice from the other, execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly Base Rent, the dates to which Base Rent and any other Rent payments have been paid in advance, and the amount of any security deposit or prepaid Rent. Failure to deliver the certificate within the specified time shall be conclusive upon the party from whom the certificate was requested that this Lease is in full force and effect and has not been modified except as represented in the notice requesting the certificate.

    Section 12.  Assignment and Subletting.

      12.1  Landlord hereby agrees that Tenant may assign this Lease or sublease all or a portion of the Premises in writing to any other party, with the prior written consent of Landlord, provided that:

        (1) Landlord shall have the right to pre-approve each and every proposed subtenant and assignee, which approval shall not be unreasonably withheld or delayed.

        (2) Any attempt by Tenant to assign, transfer, or sublet without Landlord's prior written consent shall be void and shall constitute a material default by Tenant.

        (3) Regardless of Landlord's consent to an assignment or sublease, Tenant shall not be released from any of its obligations and liabilities under this Lease, except as may be set forth in Landlord's written consent.

        (4) Landlord's acceptance of Rent from any other person or entity pending a determination of whether to consent to an assignment or sublease shall not constitute a waiver of Landlord's right to approve or disapprove such assignment or sublease.

        (5) A default by an assignee, sublessee, or transferee shall constitute a default by Tenant and in the event of such default, Landlord may proceed directly against Tenant.

        (6) Tenant shall grant to Landlord a security interest in all of its right, title and interest in all rents and income from an assignment or sublease to secure the payment of Rent owed under this Lease.

        (7) Tenant shall pay all reasonable costs and fees incurred by Landlord in connection with evaluating whether to give its consent and/or in giving its consent to a proposed assignment or sublease, including attorneys', architects', engineers' and consultants' fees, not to exceed $2500.

      12.2  Notwithstanding any provision to the contrary, Tenant may assign this Lease or sublet all or part of the Premises, without Landlord's approval, to a parent corporation, any subsidiary, any affiliate, any partnership, limited liability company or other business entity where Tenant or any affiliate of Tenant is the managing or general partner, manager or the equivalent, as the case may be, or in connection with a merger, acquisition, reorganization or consolidation of Tenant, or in connection with the sale or transfer of all or substantially all of Tenant's (or its parent's or affiliates') stock or assets. The term "affiliate" as used herein shall mean any entity in which Tenant or its parent corporation holds fifty percent (50%) or more of the ownership interests. Notwithstanding a transfer pursuant to this Section 12.2, Tenant shall not be released from liability under this Lease upon the assignment or subletting of all or part of the Premises to such parent corporation, subsidiary, affiliate, partnership, limited liability company or other business entity.

    Section 13.  Default

      The following shall be events of default:

      13.1  Default in Rent.  Failure of Tenant to pay any installment of Rent within ten (10) days after written notice by Landlord specifying the nature of the default with reasonable particularity.

      13.2  Default in other covenants.  Failure of Tenant to comply with any other term or condition or fulfill any other obligation of this Lease within 20 days after written notice by Landlord specifying the nature of the default with reasonable particularity. If the default is of such a nature that it cannot be completely remedied within the 20-day period, an event of default shall not have occurred if Tenant begins correction of the default within the 20-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

      13.3  Insolvency.  Insolvency of Tenant; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; or the filing of any involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within 90 days after filing shall constitute a default. If Tenant consists of two or more individuals or business entities, the events of default specified in this Section 13.3 shall apply to each individual unless within ten (10) days after an event of default occurs, the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default. If this Lease has been assigned, the events of default so specified shall apply only with respect to Tenant and to the one then exercising the rights of Tenant under this Lease.

      13.4  Abandonment.  Failure of Tenant for thirty (30) days or more to occupy the Premises for one or more of the purposes permitted under this Lease, unless such failure is excused under other provisions of this Lease.

    Section 14.  Remedies on Default

      14.1  Termination.  In the event of a default, the Lease may be terminated at the option of Landlord by written notice to Tenant. Whether or not the Lease is terminated by the election of Landlord or otherwise, Landlord shall be entitled to recover damages from Tenant for the default, and Landlord may reenter, take possession of the Premises, and remove any persons or property by legal action and without having accepted a surrender.

      14.2  Reletting.  Following reentry or abandonment, Landlord may relet the Premises and in that connection may make any suitable alterations or refurbish the Premises, or both, or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in this Lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant that Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the term of this Lease, upon any reasonable terms and conditions, including the granting of reasonable rent-free occupancy or other rent concession.

      14.3  Remedies.  In the event of material breach or default under the terms of this Lease, either party shall have all rights and remedies available to them under law or equity in the State of Washington and/or City of Kent.

      14.4  Landlord's Right to Cure Defaults.  If Tenant fails to perform any obligation under this Lease, Landlord shall have the option to do so after 30 days' written notice to Tenant. All of Landlords expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the Interest Rate from the date of expenditure by Landlord. Such action by Landlord shall not waive any other remedies available to Landlord because of the default.

      14.5  Remedies Cumulative.  The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

    Section 15.  Surrender at Expiration

      15.1  Condition of Premises.  Subject to the provisions of Section 8 herein, upon expiration of the Term or earlier termination on account of default, Tenant shall deliver all keys to Landlord and surrender the Premises in first class condition, reasonable wear and tear excepted. Tenant shall clean and replace as necessary carpets and flooring. Tenant shall also clean and paint interior and exterior of building. Improvements and alterations constructed by Tenant with permission from Landlord shall not be removed, or the Premises restored to the original condition, unless the terms of permission for the improvement or alteration so require.

      15.2  Fixtures

        (a) All fixtures placed upon the Premises during the Term, other than Tenant's trade fixtures, shall, at Landlord's option, become the property of Landlord. Tenant's trade fixtures include, without limitation, air compressors in shop area (but excluding air lines that are attached to the walls and overhead bridge cranes and hoists attached to the shop ceiling or otherwise attached to the walls or floors of the shop area), and those additional trade fixtures placed on the Premises during the Term. If Landlord's applicable consent referenced in Section 5 so requires, Tenant shall remove any or all fixtures placed upon the Premises by the Tenant that would otherwise remain the property of Landlord, and shall repair any physical damage resulting from the removal. If Tenant fails to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the Interest Rate from the date of expenditure.

        (b) Prior to expiration or other termination of the Term, Tenant shall remove all furnishings, furniture, and trade fixtures that remain its property and repair any damage to the Premises caused by such removal. If Tenant fails to do so, this shall be an abandonment of the property, and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within 20 days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant's account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage, with interest at the Interest Rate on all such expenses from the date of expenditure by Landlord.

      15.3  Holdover

        (a) If Tenant does not vacate the Premises at the time required, Landlord shall have the option to treat Tenant as a tenant from month-to-month, subject to all of the provisions of this Lease except the provisions for term and renewal and at a rental rate equal to $30,000.00 per month, or to eject Tenant from the Premises and recover damages caused by wrongful holdover. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures that Tenant is required to remove under this Lease shall constitute a failure to vacate to which this Section shall apply if the property not removed will substantially interfere with occupancy of the Premises by another tenant or with occupancy by Landlord for any purpose including preparation for a new tenant.

        (b) If a month-to-month tenancy results from a holdover by Tenant under this Section 15.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than ten (10) days prior to the termination date which shall be specified in the notice. Tenant waives any notice that would otherwise be provided by law with respect to a month-to-month tenancy.

    Section 16.  Miscellaneous

      16.1  Nonwaiver.  Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice to the party's right to require strict performance of the same provision in the future or of any other provision.

      16.2  Attorney Fees.  If suit or action is instituted in connection with any controversy arising out of this Lease, the prevailing party shall be entitled to recover in addition to costs such sum as the court may adjudge reasonable as attorney fees at trial, on petition for review, and on appeal.

      16.3  Notices.  Except as otherwise expressly permitted in this Lease, all notices, demands, approvals, consents, requests and other communications which under the terms of this Lease, or under any statute, must or may be given or made by the parties hereto, must be in writing, and must be made either (i) by depositing such notice in registered or certified mail of the United States of America, return receipt requested, or (ii) by delivering such notice by a commercial courier, which courier provides for delivery with receipt guaranteed, addressed to each party at the addresses set forth on the first page of this Lease. All notices, demands, approvals, consents, requests and other communications shall be deemed to have been delivered (i) if mailed as provided for in this Paragraph, on the date which is three (3) business days after mailing or (ii) if sent by commercial courier, on the date which is one (1) business day after dispatching. Either party may designate by notice in writing given in the manner herein specified a new or other address to which such notice, demand, approval, consent, request and other communication shall thereafter be so given or made. Notwithstanding the foregoing all Rent statements, bills and invoices may be given by regular mail.

      16.4  Exculpation.  Tenant shall look solely to the estate and property of Landlord in the Premises (including Landlord's rights to the rents, profits, insurance proceeds and condemnation awards related thereto), for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other property or assets of Landlord (or of any direct or indirect, disclosed or undisclosed, partner, member, shareholder, officer, director, employee or principal in or of Landlord) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant's use and occupancy of the Premises.

      16.5  Succession.  Subject to the above-stated limitations on transfer of Tenant's interest, this Lease shall be binding on and inure to the benefit of the parties and their respective successors and assigns, heirs, executors and administrators.

      16.6  Recordation.  Landlord shall execute and acknowledge a memorandum of this lease in a form suitable for recording, and Tenant may record the memorandum.

      16.7  Entry for Inspection.  Landlord shall have the right to enter upon the Premises upon reasonable advance notice to determine Tenant's compliance with this Lease, to make repairs to the Premises which it expressly has the right to make under this Lease, or to show the Premises to any prospective tenant or purchaser, and in addition shall have the right, at any time during the last six (6) months of the term of this Lease, to place and maintain upon the Premises notices for leasing or selling of the Premises.

      16.8  Interest on Rent and other Charges.  Any rent or other payment required of Tenant by this Lease shall, if not paid within ten (10) days after it is due, bear interest at the Interest Rate from the due date until paid. In addition, if Tenant fails to make any rent or other payment required by this Lease to be paid to Landlord within ten (10) days after it is due, Landlord shall impose a late charge of five cents ($.05) per dollar of the overdue payment to reimburse Landlord for the costs of collecting the overdue payment. Tenant shall pay the late charge upon demand by Landlord. Landlord may levy and collect a late charge in addition to all other remedies available for Tenant's default, and collection of a late charge shall not waive the breach caused by the late payment.

      16.9  Proration of Rent.  In the event of commencement or termination of this Lease at a time other than the beginning or end of one of the specified rental periods, then the Rent shall be prorated as of the date of commencement or termination and in the event of termination for reasons other than default, all pre paid Rent shall be refunded to Tenant or paid on its account.

      16.10  Time of Essence.  Time is of the essence of the performance of each of Tenant's and Landlord's obligations under this Lease.

    Section 17.  Arbitration

      17.1  Any dispute arising out of or relating to this Lease that cannot be resolved by good faith negotiations between the parties shall be submitted to the American Arbitration Association in Portland, Oregon ("AAA") for final and binding arbitration pursuant to AAA's rules and procedures. The substantive and procedural law of the State of Washington shall govern this Lease and the mediation and arbitration proceedings. All statutes of limitation which would otherwise be applicable will apply to the arbitration proceedings. There will be one arbitrator agreed upon by the parties or, if not agreed, selected by the AAA. The arbitrator shall conduct an arbitration hearing within ninety (90) days after the arbitration demand is received by the AAA. The arbitrator shall issue a written award within fourteen (14) days after the hearing.

      17.2  The arbitrator may award damages, injunctive relief and/or any other relief available in law or equity under Washington law. The prevailing party in the arbitration shall be entitled to an award of costs and reasonable attorneys' fees in addition to any other award or relief granted. The arbitration award shall be final and may be reduced in judgment in any court of competent jurisdiction.

      17.3  Absent fraud, collusion or willful misconduct by the arbitrator, the award will be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but will not have the power to award punitive or exemplary damages.

      17.4  If AAA is no longer in existence at the time of any dispute subject to this Section 17, the parties agree to use an alternative arbitration service using substantially similar rules and procedures.

    IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the day and year first herein written.

Landlord:		McLAIN-RUBIN REALTY COMPANY II, L.L.C.,
a Delaware limited liability company
By:
Its:
Tenant:		WESTERN POWER & EQUIPMENT CORP.,
an Oregon corporation
By:
Its:
STATE OF WASHINGTON	)
) ss.
County of	)

    I certify that I know or have satisfactory evidence that                  is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument, and acknowledged it as the Manager of McLain-Rubin Realty Company II, L.L.C., a Delaware limited liability company, to be the free and voluntary act of such company for the uses and purposes mentioned in the instrument.

    Dated this      day of April, 2001.

(Signature of Notary)
(Legibly print or Stamp Name of Notary)
Notary Public in and for the state of Washington, residing at
My Appointment Expires

STATE OF WASHINGTON	)
) ss.
County of	)

    I certify that I know or have satisfactory evidence that                  is the person who appeared before me, and said person acknowledged that said person signed this instrument, on oath stated that said person was authorized to execute the instrument, and acknowledged it as the of Western Power & Equipment Corp., an Oregon corporation, to be the free and voluntary act of such company for the uses and purposes mentioned in the instrument.

    Dated this      day of April, 2001.

(Signature of Notary)
(Legibly print or Stamp Name of Notary)
Notary Public in and for the state of Washington,
residing at
My Appointment Expires

EXHIBIT A
Description of Real Property

    Commonly known as 6407-B N.E. 117th Avenue, Vancouver, WA 98662.

EXHIBIT B
Permitted Encumbrances

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  Exhibit 10.16
COMMERCIAL LEASE
EXHIBIT A Description of Real Property
EXHIBIT B Permitted Encumbrances